Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVERBANK FINANCIAL CORP
The undersigned, Robert M. Clements, certifies that he is the Chief Executive Officer of EverBank Financial Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
(1) The name of the Corporation is “EverBank Financial Corp”.
(2) The name under which the Corporation was originally incorporated was EverBank Financial Corp and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2010.
(3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242, 245, 252 and 228 of the General Corporation Law of the State of Delaware.
(4) The text of the Amended and Restated Certificate of Incorporation of the Corporation, as amended hereby, is restated to read in its entirety, as follows:
     FIRST: The name of the Corporation is EverBank Financial Corp (the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
     FOURTH: The total number of shares of stock that the Corporation shall have the authority to issue is 510,000,000 shares of capital stock (“Capital Stock”), consisting of (i) 500,000,000 shares of Common Stock, with a par value of one cent ($0.01) per share (the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, with a par value of one cent ($0.01) per share (the “Preferred Stock”).

(a)	Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
(b)	Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
(c)	Ownership Limitation.
(i)	Limitation. Except as otherwise permitted pursuant to clause (ii) and (iii) below, any sale, transfer, gift, assignment, devise, pledge or other disposition of Capital Stock and the related purchase or receipt thereof (each, a “Transfer”) that results in any Person, acting directly or indirectly or through or in concert with one or more other Persons, acquiring (A) control of the Corporation or any depository institution subsidiary of the Corporation for purposes of the Change in Bank Control Act, 12 U.S.C.A. §1817(j), or the Savings and Loan Holding Company Act, 12 U.S.C.A. §1467a, or any applicable regulation promulgated under either such Act or any successor statute or successor regulation (such statutes and regulations being the “Regulatory Scheme”) or (B) the ownership, control or power to vote more than 9.9% of the shares of any class of voting securities of the Corporation as determined by reference to the Regulatory Scheme (each of (A) and (B), a “Control Event”) shall, to the extent, and solely to the extent, it involves Excess Securities (as defined below) purported to be included in such Transfer, be prohibited and void ab initio and subject to the terms of this section (c) (any such purported Transfer of Excess Securities being a “Prohibited Transfer”). “Person” shall mean an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity, and the term Person shall include any individual or entity through which such Person acts indirectly and any individual or entity with which such Person acts in concert. “Excess Securities” shall mean the Capital Stock purported to be included in a Transfer in excess of the maximum number of shares of Capital Stock that may be acquired by a Person, acting directly or indirectly or through or in concert with one or more other Persons, without causing a Control Event; provided, however, that in no event shall Excess Securities include any shares of Capital Stock that were acquired by such Person prior to the effective date of this Amended and Restated Certificate of Incorporation of the Corporation.
(ii)	The Board of Directors, by the affirmative vote of a majority of entire Board of Directors, shall have the sole discretion to waive the prohibition set forth in Section (c)(i) above with respect to any Transfer, which waiver may be subject to such conditions as the Board of Directors may in its sole discretion so determine.
(iii)	The restrictions set forth in this Section (c) shall not apply to a duly authorized employee benefit plan of the Corporation.
(iv)	Treatment of Excess Securities.
(A)	No officer, director, employee or agent of the Corporation shall record any Prohibited Transfer, and a purported transferee of a Prohibited Transfer (a “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of Excess Securities. The Purported Transferee shall not be entitled with respect to Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such securities shall cease to be Excess Securities.
(B)	If the Board of Directors determines that a Transfer constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to any Excess Securities (the “Prohibited Distributions”), to the agent designated by the Board of Directors of the Corporation (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the

Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Capital Stock in question or otherwise would adversely affect the value of any class or series of Capital Stock. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to this section (c) including clauses (C) or (D) below, as applicable, if the Agent rather than the Purported Transferee had resold the Excess Securities.
(C)	To the extent that a Purported Transferee acquired Excess Securities other than pursuant to an Involuntary Prohibited Transfer (as defined below) (a “Voluntary Prohibited Transfer”), the Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee previously had resold the Excess Securities, any amounts received by the Agent from a Purported Transferee pursuant to clause (B) above, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder in respect of such Excess Securities; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the lesser of (A) the amount paid by the Purported Transferee for the Excess Securities or (B) the fair market value of the Excess Securities at the time of the attempted Transfer, (1) if the Capital Stock is listed on a national securities exchange, calculated based upon the closing sale price per share on the principal exchange on which such Capital Stock is listed as reported by such exchange on the day before the Transfer, (2) if the Capital Stock is not listed or admitted to trading on any national securities exchange but is traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization on the day before the Transfer, or, if none, on the last preceding day for which such quotations exist, or (3) if the Capital Stock is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, and (iii) third, any remaining amounts, subject to the limitations imposed by the following sentence, shall be paid to the Corporation. The recourse of any Purported Transferee in respect of any Voluntary Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence.
(D)	To the extent that a Purported Transferee acquires or becomes the holder of Excess Securities without any direct or indirect action by the Purported Transferee (an “Involuntary Prohibited Transfer”), the Agent shall apply any proceeds of a sale by it of Excess Securities, and if the Purported Transferee previously had resold the Excess Securities, any amounts received by the Agent from a Purported Transferee pursuant to clause (B) above, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder in respect of such Excess Securities (except in the case of any Involuntary Prohibited Transfer that is solely the result of action initiated by the Corporation, in which case such amounts shall be borne by the Corporation); and (ii) second, any remaining amounts shall be paid to the Purported Transferee.
(E)	The determination of whether any Prohibited Transfer is a Voluntary Prohibited Transfer or an Involuntary Prohibited Transfer shall be made in the sole discretion of the Board of Directors.
(v)	Required Notices. Any Person (or group of related Persons or Persons acting in concert) that purports to own, control or have the power to vote Excess Securities shall give prompt written notice to the Corporation of such fact. Each Person (or group of related Persons or Persons acting in concert) that owns, controls or has the power to vote any shares of Capital Stock shall provide in writing to the Corporation upon demand any information as the Board of Directors deems necessary to enforce the provisions of this section (c).

(vi)	Voting of Excess Securities. Any vote cast with respect to Excess Securities shall be void ab initio.

(vii)	Settlements. Nothing in this section (c) shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this section (c) and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this section (c).

(viii)	Pro Rata Treatment. To the extent that a Person that is a Purported Transferee of Excess Securities consists of one or more individuals or entities, the Excess Securities shall for purposes of this section (c) be apportioned among such individuals or entities pro rata based on the number of shares of Capital Stock held by each individual or entity.

(ix)	Remedies. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this section (c). No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing. The Board of Directors shall have the power to construe and apply the provisions of this section (c) and to make all determinations necessary or desirable to implement such provisions, including but not limited with respect to: (A) the number of shares of any class or series of Capital Stock; (B) whether two or more entities are acting in concert so as to constitute a Person as defined in this section (c); (C) the application of any other definition or operative provision of this section (c) to given facts; or (D) any other matter relating to the applicability or effect of this section (c).

(x)	Legends and Notice. In addition to any other legend required by applicable law, each certificate for shares of Capital Stock shall bear substantially the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION. EXCEPT AS OTHERWISE PROVIDED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, NO PERSON OR GROUP OF RELATED PERSONS OR PERSONS ACTING IN CONCERT MAY OWN, CONTROL OR HAVE THE POWER TO VOTE EXCESS SECURITIES (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION) AND ANY TRANSFER OF EXCESS SECURITIES WITHOUT HAVING OBTAINED A BOARD WAIVER WILL BE AUTOMATICALLY NULL AND VOID AB INITIO AND SUBJECT TO DISPOSITION AS PROVIDED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(a)	The Board of Directors shall consist of not less than seven (7) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors.

(b)	The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2013 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2014 Annual Meeting; and the term of the initial Class III directors shall terminate on the date of the 2015 Annual Meeting. At each succeeding Annual Meeting of Stockholders beginning in 2013, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(c)	The election of directors of the Corporation need not be by written ballot.

(d)	A director shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. As determined by the Board of Directors, the Annual Meeting should be held each year, to the extent practicable, to ensure that the terms of office of directors shall approximate three (3) complete years in length.

(e)	Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(f)	Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding Capital Stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any related Certificate of Designation) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

(g)	In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-laws by the affirmative vote of at least a majority of the entire Board of Directors. The Corporation’s By-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of the Corporation’s then outstanding Capital Stock entitled to vote generally in the election of directors.

(h)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such By-Laws had not been adopted.
     SIXTH:
(a)	Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, (i) may be called by either (A) the Chairman of the Board of Directors, (B) the Chief Executive Officer, or (C) the President, if there be one, or (ii) shall be called by the Secretary or an Assistant Secretary at the request in writing of (A) the Board of Directors, (B) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority expressly include the power to call such meetings or (C) the holders of at least twenty five percent (25%) of the voting power of the Corporation’s then outstanding Capital Stock entitled to vote generally in the election of directors. Other than as set forth in clause (ii)(C) of the preceding sentence, any power of the stockholders to call a special meeting of stockholders is hereby specifically denied.

(b)	Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the stockholders shall not have authority to consent in writing to the taking of any action.
     SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article EIGHTH.
(a)	The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

(b)	The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(c)	Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     NINTH: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Section (c) of Article FOURTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH,

Article NINTH or this Article TENTH without the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) of the voting power of the Corporation’s then outstanding Capital Stock entitled to vote generally in the election of directors.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this [Day] day of [Month], [Year].

EverBank Financial Corp

By:
Name:
Title:

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